SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2006

WAYNE SAVINGS BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23433	31-1557791
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer
Identification No.)

151 N. Market St., Wooster, Ohio	44691
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 264-5767

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Principal Offices; Election of Directors;
            Appointment of Principal Officers

The Board of Directors of the Company, at its meeting on February 23, 2006, appointed Bryan K. Fehr as Senior Vice President/Operations Officer of the Company and its wholly-owned subsidiary, Wayne Savings Community Bank (the “Bank”).

Mr. Fehr, who is 48 years old, served as Senior Vice President, Audit and Compliance Officer of the Bank between October 2001 and his appointment as Senior Vice President, Operations Officer. Mr. Fehr’s experience prior to joining the Bank includes positions as Senior Vice President - Operations for Signal Bank, Wooster, Ohio, from January 1994 to February 1999. Prior to joining Signal Bank, Mr. Fehr held positions with the Office of Thrift Supervision and the Office of the Comptroller of the Currency. There are no arrangements or understandings between Mr. Fehr and the Company and any person pursuant to which Mr. Fehr has been selected as an officer. Mr. Fehr is not related to any director or other executive officer of the Company or the Bank by blood, marriage or adoption. Mr. Fehr has not been a party to any transaction with the Company in which the amount exceeds $60,000 and in which he had a direct or indirect material interest.

Mr. Fehr has an employment agreement with the Bank which provides for a term of 24 months. On each anniversary date, the agreement may be extended for an additional 12 months. The agreement provides for termination by the Bank for cause at any time. In addition, under the agreement, Mr. Fehr is entitled to severance in an amount equal to two times his highest annual base salary and bonus under certain circumstances set forth in the agreement.

Item 9.01     Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

Exhibit No.	Description

99	Press release, dated February 28, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WAYNE SAVINGS BANCSHARES, INC.

DATE: February 28, 2006	By:	/s/ H. Stewart Fitz Gibbon III
H. Stewart Fitz Gibbon III
Senior Vice President
Chief Financial Officer

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